UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   ZDG Holdings, Inc.

   23 Sanfield Road
   Toronto, Ontario  M3B 2B5
   CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
   October 28, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Caldera Corporation
   CLDF
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |2,103,750             |D               |Owned by ZDG Holding, Inc.                     |
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Common Stock                               |780,573               |D               |Owned by Robert Landau                         |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option from Shareholder |10/26/99 |10/26/04 |Common Stock           |252,000  |$.25      |D            |                           |
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Option from Shareholder |10/26/99 |10/26/04 |Common Stock           |252,000  |$.25      |D            |                           |
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
Explanation of Responses:
 ZDG Holdings, Inc. is wholly-owned by Marnie Miller, the spouse of Mr. Landau. Mr. Landau is the sole director and president of ZDG Holdings
inc.
Additional reporting person is Robert Landau, president and director of Caldera Corporation.
____________________________________
Robert
Landau
SIGNATURE OF REPORTING PERSON
 /s/  Robert Landau
DATE
November 3, 1999